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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. _____)*

                          Enviro-Clean of America, Inc.
                          -----------------------------
                                (Name of Issuer)

                   Common Stock, No Par Value $0.001 Per Share
                   -------------------------------------------
                         (Title of Class of Securities)

                        ---------------------------------
                                 (CUSIP Number)
                                January 15, 2000
            ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[ X ] Rule 13d-1(c)

[   ] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13-G                                                        Page 2 of 5

CUSIP NO.......................................................................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.

         I.R.S. Identification Nos. of above persons (entities only).

         Thomas B. Haines
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)    ................................................................

         (b)    ................................................................
--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization.

         United States citizen
--------------------------------------------------------------------------------

NUMBER OF          5.       Sole Voting Power              500,000
SHARES
BENEFICIALLY       -------------------------------------------------------------
OWNED BY
EACH               6.       Shared Voting Power            -0-
REPORTING          -------------------------------------------------------------
PERSON
WITH               7.       Sole Dispositive Power         500,000
                   -------------------------------------------------------------

                   8.       Shared Dispositive Power       -0-
                   -------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                           500,000
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)
                                                           10.01%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)
                                                           IN
--------------------------------------------------------------------------------


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Schedule 13-G                                                        Page 3 of 5


ITEM 1.

         (a)      Name of Issuer:   Enviro-Clean of America, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  211 Park Ave., Hicksville, New York 11801

ITEM 2.

         (a)      Name of the Person Filing:  Thomas B. Haines

         (b)      Address of Principal Business Office or, if none, Residence:
                  14848 Old US 41 #13, Naples, Florida 34110

         (c)      Citizenship:  United States citizen

         (d) Title of Class of Securities: Common Stock, Par Value $0.001 Per Share

         (e)      CUSIP Number: _______________________________________________


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      [   ]  Broker or dealer registered under section 15 of the Act (15
                U.S.C. 78o).

(b)      [   ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)      [   ]  Insurance company as defined in section 3(a)(19) of the Act (15
                U.S.C. 78c).

(d)      [   ]  Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C 80a-8).

(e)      [   ]  An investment adviser in accordance with Section
                240.13d-1(b)(1)(ii)(E).

(f)      [   ]  An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

(g)      [   ]  A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G):

(h)      [   ]  A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);

(i)      [   ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3);

(j)      [   ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).



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Schedule 13-G                                                        Page 4 of 5


ITEM 4. OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:  500,000

         (b)      Percent of class: 10.01%

         (c)      Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote    500,000.

                  (ii)  Shared power to vote or to direct the vote  -0-.

                  (iii) Sole power to dispose or to direct the disposition of

                                                                    500,000.

                  (iv)  Shared power to dispose or to direct the disposition of

                                                                    -0-.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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Schedule 13-G                                                        Page 5 of 5


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      March 24, 2000
                                               --------------------------------
                                               Date
                                                   /s/ Thomas B. Haines
                                               --------------------------------
                                               Signature

                                               Thomas B. Haines
                                               ----------------
                                               Name/Title